Exhibit 10.7
HEALTHWAYS, INC.
2014 STOCK INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT
(EXECUTIVE OFFICERS AND OTHER SENIOR OFFICERS)

This PERFORMANCE CASH AWARD AGREEMENT (the "Agreement"), dated GRANT DATE, is by and between Healthways, Inc., a Delaware corporation (the "Company"), and PARTICIPANT NAME (the "Grantee"), under the Company's 2014 Stock Incentive Plan (the "Plan").  Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.                          Performance Cash Award Target; Management Objectives.  The Grantee is hereby granted a performance cash award target of AMOUNT OF AWARD (the "Performance Cash Award Target"), with the specific amount of the Award that will be earned to be determined in accordance with Exhibit A hereto (such earned amount, the "Performance Cash Award").  The Performance Cash Award represents the right to receive a cash payment on the applicable payment date, subject to the terms and conditions of this Agreement and the Plan.  Except as otherwise provided in Section 3 or Section 5.2, before the Performance Cash Award is determined, the Committee must certify the level of achievement of the Management Objectives described in Exhibit A hereto which the Committee shall do as soon as practicable after END OF PERFORMANCE PERIOD (the "End of the Performance Period"). Any portion of the Performance Cash Award Target that is not earned as a result of the level of achievement of the Management Objectives as of the End of the Performance Period shall be immediately forfeited as of the End of the Performance Period.

Section 2.                          Vesting of the Award.  Except as otherwise provided in Section 3 and Section 5.2 below, 100% of the Performance Cash Award determined by the Committee to be earned pursuant to Section 1 hereof will vest on VESTING DATE (the "Vesting Date"), as long as the Grantee is serving as an employee of the Company on the Vesting Date. The Company shall pay the amount of the Performance Cash Award to the Grantee in settlement of such Award (the "Distributed Cash") within 75 days of the Vesting Date.

Section 3.                          Forfeiture on Termination of Employment.

3.1.            Termination by the Company for Cause.  If the Grantee's employment with the Company is involuntarily terminated for Cause, then the entire Performance Cash Award that has not vested prior to the date of termination of Grantee's employment will be forfeited and the Grantee shall have no further rights with respect to such Performance Cash Award.

3.2.            Termination by Reason of Retirement.  If the Grantee's employment by the Company terminates by reason of Retirement (as defined in the Plan) before or after the End of the Performance Period, the Performance Cash Award granted hereunder shall not be forfeited but shall be settled in cash paid to the Grantee on the same schedule as provided in Section 2 (or otherwise) as if the Grantee had continued employment through the Vesting Date (or such other vesting event pursuant to Section 3.4 or Section 5.2) and based on actual performance of the Company as determined in accordance with Section 1 and Exhibit A hereto.

3.3.            Termination by the Company without Cause or by the Grantee for Good Reason. If Grantee's employment with the Company (a) is involuntarily terminated by the Company for any reason other than termination for Cause, or (b) is terminated by the Grantee for Good Reason, then the Performance Cash Award that was earned (or may be earned) as of the End of the Performance Period but that has not yet vested prior to the date of a termination of Grantee's employment described in this Section 3.3 shall not be forfeited but shall be paid in cash to the Grantee on the same schedule as provided in Section 2 (or otherwise) as if the Grantee had continued employment through the Vesting Date (or such other vesting event pursuant to Section 3.4 or Section 5.2) and based on actual performance of the Company as determined in accordance with Section 1 and Exhibit A hereto. For purposes of this Section 3.3, the term "Good Reason" shall mean (i) a material reduction in the Grantee's base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title), or (ii) a requirement by the Company to relocate the Grantee to a location that is greater than 25 miles from the location of the office in which the Grantee performs his or her duties at the time of such relocation.

3.4.            Termination by Death or Disability.  If the Grantee's employment by the Company terminates by reason of death or Disability (as defined in the Plan), and such event occurs on a date that is after the End of the Performance Period, then the amount of the Performance Cash Award earned hereunder (as determined by the actual performance of the Company in accordance with Section 1 and Exhibit A) shall become vested on such date and paid in accordance with Section 2. If the Grantee's employment by the Company terminates by reason of death or Disability (as defined in the Plan), and such event occurs on a date that is prior to the End of the Performance Period, the entire Performance Cash Award granted hereunder shall be forfeited.

3.5            Other Termination.  Subject to Section 5.2, if the Grantee's employment with the Company terminates for any reason other than as described in Sections 3.1 through 3.4 above, then any portion of the Performance Cash Award that has not vested prior to the date of termination of Grantee's employment will be forfeited and the Grantee shall have no further rights with respect to such Award.

Section 4.                          [intentionally omitted]

Section 5.                          Restrictions on Transfer; Change in Control.

5.1.            General Restrictions.  The Performance Cash Award shall not be transferable by the Grantee (or his or her personal representative or estate) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2.            Change in Control.

(a)            If in connection with a Change in Control, the acquiring corporation (or other successor to the Company in the Change in Control) does not assume the Performance Cash Award, then the Performance Cash Award shall vest and be paid to the Grantee immediately prior to the Change in Control. If the Change in Control occurs prior to the End of the Performance Period, then the Performance Cash Award Target granted to the Grantee pursuant to Section 1 hereof (for the avoidance of doubt, not including the TSR Cash as such term is defined on Exhibit A) shall vest and be payable pursuant to this Section 5.2(a); if the Change in Control occurs after the End of the Performance Period, then the Performance Cash Award that was determined to have been earned as of the End of the Performance Period shall vest and be payable pursuant to this Section 5.2(a).

(b)            If in connection with a Change in Control, the acquiring corporation  (or other successor to the Company in the Change in Control) assumes the Performance Cash Award, and if Grantee's employment with the Company (or its successor company) (i) is involuntarily terminated within 12 months following a Change in Control for any reason other than termination for Cause, (ii) is terminated by the Grantee for Good Reason within 12 months following a Change in Control, or (iii) has previously terminated on account of Retirement or pursuant to Section 3.3 as of the date of a Change in Control, then the Performance Cash Award earned hereunder as determined based on the actual performance of the Company (determined in accordance with Section 1 and Exhibit A hereof) shall become vested and payable on the date of such termination (or in the case of (iii) above, on the date of the Change in Control); provided, however, that if such vesting or payment event occurs prior to the End of the Performance Period, then an amount equal to the Performance Cash Award Target described in Section 1 (for the avoidance of doubt, not including the TSR Cash as such term is defined on Exhibit A) shall become vested and payable as of the date of such event.  For purposes of this Section 5.2(b), the term "Good Reason" shall mean (x) a material reduction in the Grantee's base salary or incentive compensation, (y) a requirement by the Company (or its successor company) to relocate the Grantee to a location that is greater than 25 miles from the location of the office in which the Grantee performs his or her duties at the time of such relocation, or (z) a failure by the successor person or entity, or the Board, either to honor the Grantee's employment agreement with the Company existing at the time a Change in Control occurs or to present Grantee with an employment agreement containing provisions substantially similar to such employment agreement or otherwise satisfactory to Grantee and which is executed by Grantee.

Section 6.                          [intentionally omitted]

Section 7.                          Performance Cash Award Subject to Recoupment Policy. This Performance Cash Award is subject to the Healthways, Inc. Compensation Recoupment Policy (the "Policy").  The Performance Cash Award, or any amount traceable to the Performance Cash Award, shall be subject to the recoupment obligations described in the Policy.

Section 8.                          Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the performance criteria set forth on Exhibit A shall be equitably and proportionately adjusted by the Committee in accordance with the Plan and the intent of this Agreement.

Section 9.                          Tax Withholding.  The Company shall withhold from the Distributed Cash an amount necessary to satisfy such federal, state or local withholding obligations as shall be required pursuant to any applicable law or regulation.

Section 10.                          Plan.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 11.                          Confidentiality, Non-Solicitation and Non-Compete.  It is in the interest of all colleagues to protect and preserve the assets of the Company. In this regard, in consideration for granting the Performance Cash Award and as conditions of Grantee's ability to receive the Distributed Cash, Grantee acknowledges and agrees that:

(a)            Confidentiality. In the course of Grantee's employment, Grantee will have access to trade secrets and other confidential information of the Company and its clients.  Accordingly, Grantee agrees that, without the prior written consent of the Company, Grantee will not, other than in the normal conduct of the Company's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including, without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients.  Proprietary information includes, but is not limited to, information developed by the Grantee for the Company while employed by the Company.  The obligations of the Grantee under this paragraph will continue after the Grantee has left the employment of the Company.  Grantee agrees that upon leaving the employment of the Company, Grantee will return to the Company all property and confidential information in the Grantee's possession and agrees not to copy or otherwise record in any way such information.

(b)            Non-Solicitation.  While employed by the Company and for a period of two years thereafter, Grantee shall not, upon Grantee's own behalf or on behalf of any other person or entity, directly or indirectly,

- hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

- contact, solicit, entice away, or divert any healthcare and/or well-being support services, coaching or management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Grantee.

(c)            Non-Compete.  While employed by the Company and continuing during the period while any amounts are being paid to Grantee by the Company and for a period of 18 months thereafter, Grantee will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Company or (ii) which Grantee knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Grantee's employment by the Company, or in such jurisdictions where Grantee knows the Company is actively pursuing business opportunities at the time of Grantee's termination of employment with the Company; provided that ownership of five percent (5%) or less of the voting stock or other ownership interests of any business entity that is listed on a national securities exchange shall not constitute a violation hereof.

In the event Grantee breaches any provisions of this Section 11, this Performance Cash Award shall immediately expire and be forfeited, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 12.                          Miscellaneous.

12.1.            Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Performance Cash Award granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Performance Cash Award, either orally or in writing, that are not included in this Agreement or the Plan.

12.2.            Employment.  By establishing the Plan, granting awards under the Plan, and entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan.

12.3.            Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

12.4.            Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

12.5.            Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Healthways, Inc.
701 Cool Springs Blvd
Franklin, Tennessee 37067

To the Grantee:	PARTICIPANT NAME
(Grantee name and address)	Address on File
at Healthways

12.6.            Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

12.7.            Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

12.8.            Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

12.9.            Interpretation; Resolution of Disputes; Section 409A.

(a)            It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(b)            Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Performance Cash Award to be made to the Grantee pursuant to this Agreement is intended to qualify as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith.  However, under certain circumstances, settlement of the Performance Cash Award may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Cash Award in strict compliance with Section 409A of the Code.  Further, notwithstanding anything herein to the contrary, if at the time of a Participant's termination of employment with the Company, the Participant is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment.  Each payment of Performance Cash Award constitutes a "separate payment" for purposes of Section 409A of the Code.

12.10.            Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee's legal representative and permitted assignees.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators, successors and assignees.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused the Performance Cash Award Agreement to be duly executed as of the day and year first written above.

HEALTHWAYS, INC.

By:        /s/ Ben R. Leedle, Jr.
Name:       Ben R. Leedle, Jr.
Title:            Chief Executive Officer

GRANTEE: PARTICIPANT NAME

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